CH2MHILL **MASTER AGREEMENT FOR PROFESSIONAL SERVICES**

This AGREEMENT is between CH2M HILL Engineers, Inc. ("ENGINEER"), and New Bastion Development, Inc ("OWNER")

Engineer may, from time to time, perform engineering services for the Owner in connection with certain projects to be identified by Owner. The Services will be performed under separately issued Task Orders which will define the Scope of Services, Compensation and any other provisions.

ARTICLE 1. SCOPE OF SERVICES

ENGINEER will perform the Scope of Services mutually agreed upon between Engineer and Owner and such agreement shall be as set forth in the form attached as Attachment A.

ARTICLE 2. COMPENSATION

OWNER will compensate ENGINEER as mutually agreed upon and such agreement shall be as set forth in the form attached as Attachment B. Work performed under this AGREEMENT may be performed using labor from affiliated companies of ENGINEER. Such labor will be billed to OWNER under the same billing terms applicable to ENGINEER's employees.

ARTICLE 3. TERMS OF PAYMENT

OWNER will pay ENGINEER as follows:

3.1 Invoices and Time of Payment
ENGINEER will issue monthly invoices pursuant to Attachment B. Invoices are due and payable within 10 days from the date of invoice.

3.2 Interest
3.2.1 OWNER will be charged interest at the rate of 1-1/2% per month, or that permitted by law if lesser, on all past-due amounts starting 30 days after receipt of invoice. Payments will first be credited to interest and then to principal.

3.2.2 In the event of a disputed billing, only the disputed portion will be withheld from payment, and OWNER shall pay the undisputed portion. OWNER will exercise reasonableness in disputing any bill or portion thereof. No interest will accrue on any disputed portion of the billing until mutually resolved.

3.2.3 If OWNER fails to make payment in full within 30 days of the date due for any undisputed billing, ENGINEER may, after giving 7 days' written notice to OWNER, suspend services under this AGREEMENT until paid in full, including interest. In the event of suspension of services, ENGINEER will have no liability to OWNER for delays or damages caused by OWNER because of such suspension.

ARTICLE 4. OBLIGATIONS OF ENGINEER

4.1 Standard of Care

The standard of care applicable to ENGINEER's Services will be the degree of skill and diligence normally employed by professional engineers or consultants performing the same or similar Services at the time said Services are performed. ENGINEER will reperform any Services not meeting this standard without additional compensation, subject to OWNER providing ENGINEER written notice of such non-conformance within one year from the date of completion of the Services hereunder. In any event, ENGINEER's liability under this Agreement shall be limited to the obligation to re-perform any negligent design.

4.2 Subsurface Investigations
In soils, foundation, groundwater, and other subsurface investigations, the actual characteristics may vary significantly between successive test points and sample intervals and at locations other than where observations, exploration, and investigations have been made. Because of the inherent uncertainties in subsurface evaluations, changed or unanticipated underground conditions may occur that could affect total PROJECT cost and/or execution. These conditions and cost/execution effects are not the responsibility of ENGINEER.

4.3 ENGINEER's Personnel at Construction Site
4.3.1 The presence or duties of ENGINEER's personnel at a construction site, whether as onsite representatives or otherwise, do not make ENGINEER or ENGINEER's personnel in any way responsible for those duties that belong to OWNER and/or the construction contractors or other entities, and do not relieve the construction contractors or any other entity of their obligations, duties, and responsibilities, including, but not limited to, all construction methods, means, techniques, sequences, and procedures necessary for coordinating and completing all portions of the construction work in accordance with the construction Contract Documents and any health or safety precautions required by such construction work.

4.3.2 ENGINEER and ENGINEER's personnel have no authority to exercise any control over any construction contractor or other entity or their employees in connection with their work or any health or safety precautions and have no duty for inspecting, noting, observing, correcting, or reporting on health or

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safety deficiencies of the construction contractor(s) or other entity or any other persons at the site except ENGINEER's own personnel.

4.3.3 The presence of ENGINEER's personnel at a construction site is for the purpose of providing to OWNER a greater degree of confidence that the completed construction work will conform generally to the construction documents and that the integrity of the design concept as reflected in the construction documents has been implemented and preserved by the construction contractor(s). ENGINEER neither guarantees the performance of the construction contractor(s) nor assumes responsibility for construction contractor's failure to perform work in accordance with the construction documents.

For this AGREEMENT only, construction sites include places of manufacture for materials incorporated into the construction work, and construction contractors include manufacturers of materials incorporated into the construction work.

4.4 Opinions of Cost, Financial Considerations, and Schedules

In providing opinions of cost, financial analyses, economic feasibility projections, and schedules for the PROJECT, ENGINEER has no control over cost or price of labor and materials; unknown or latent conditions of existing equipment or structures that may affect operation or maintenance costs; competitive bidding procedures and market conditions; time or quality of performance by operating personnel or third parties; and other economic and operational factors that may materially affect the ultimate PROJECT cost or schedule. Therefore, ENGINEER makes no warranty that OWNER's actual PROJECT costs, financial aspects, economic feasibility, or schedules will not vary from ENGINEER's opinions, analyses, projections, or estimates.

If OWNER wishes greater assurance as to any element of PROJECT cost, feasibility, or schedule, OWNER will employ an independent cost estimator, contractor, or other appropriate advisor.

4.5 Construction Progress Payments

Recommendations by ENGINEER to OWNER for periodic construction progress payments to the construction contractor(s) will be based on ENGINEER's knowledge, information, and belief from selective sampling that the work has progressed to the point indicated. Such recommendations do not represent that continuous or detailed examinations have been made by ENGINEER to ascertain that the construction contractor(s) have completed the work in exact accordance with the construction documents; that the final work will be acceptable in all respects; that ENGINEER has made an examination to ascertain how or for what purpose the construction contractor(s) have used the moneys paid; that title to any of the work, materials, or equipment has passed to OWNER free and clear of liens, claims, security interests, or encumbrances; or that there are not other matters at issue between OWNER and the construction contractors that affect the amount that should be paid.

4.6 Record Drawings

Record drawings, if required, will be prepared, in part, on the basis of information compiled and furnished by others, and may not always represent the exact location, type of various components, or exact manner in which the PROJECT was finally constructed. ENGINEER is not responsible for any errors or omissions in the information from others that is incorporated into the record drawings.

4.7 Access to ENGINEER's Accounting Records

ENGINEER will maintain accounting records, in accordance with generally accepted accounting principles. These records will be available to OWNER during ENGINEER's normal business hours for a period of 1 year after ENGINEER's final invoice for examination to the extent required to verify the direct costs (excluding established or standard allowances and rates) incurred hereunder. OWNER may only audit accounting records applicable to a cost-reimbursable type compensation.

4.8 ENGINEER's Insurance

ENGINEER will maintain throughout this AGREEMENT the following insurance:

(a) Worker's compensation and employer's liability insurance as required by the state where the work is performed.

(b) Comprehensive automobile and vehicle liability insurance covering claims for injuries to members of the public and/or damages to property of others arising from use of motor vehicles, including onsite and offsite operations, and owned, nonowned, or hired vehicles, with $1,000,000 combined single limits.

(c) Commercial general liability insurance covering claims for injuries to members of the public or damage to property of others arising out of any covered negligent act or omission of ENGINEER or of any of its employees, agents, or subcontractors, with $1,000,000 per occurrence and in the aggregate.

(d) Professional liability insurance of $1,000,000 per claim and in the aggregate.

(e) OWNER will be named as an additional insured with respect to ENGINEER's liabilities hereunder in insurance coverages identified in items (b) and (c) and ENGINEER waives subrogation against OWNER as to said policies.

ARTICLE 5. OBLIGATIONS OF OWNER

5.1 OWNER-Furnished Data

OWNER will provide to ENGINEER all data in OWNER's possession relating to ENGINEER's services on the PROJECT. ENGINEER will reasonably rely upon the accuracy, timeliness, and completeness of the information provided by OWNER.

5.2 Access to Facilities and Property

OWNER will make its facilities accessible to ENGINEER as required for ENGINEER's performance of its services and will provide labor and safety equipment as required by ENGINEER for such access. OWNER will perform, at no cost to ENGINEER, such tests of equipment, machinery, pipelines, and other components of OWNER's facilities as may be required in connection with ENGINEER's services.

5.3 Advertisements, Permits, and Access

Unless otherwise agreed to in the Scope of Services, OWNER will obtain, arrange, and pay for all advertisements for bids; permits and licenses required by local, state, or federal authorities; and land,

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easements, rights-of-way, and access necessary for ENGINEER's services or PROJECT construction.

5.4 Timely Review
OWNER will examine ENGINEER's studies, reports, sketches, drawings, specifications, proposals, and other documents; obtain advice of an attorney, insurance counselor, accountant, auditor, bond and financial advisors, and other consultants as OWNER deems appropriate; and render in writing decisions required by OWNER in a timely manner.

5.5 Prompt Notice
OWNER will give prompt written notice to ENGINEER whenever OWNER observes or becomes aware of any development that affects the scope or timing of ENGINEER's Services, or of any defect in the work of ENGINEER or construction contractors.

5.6 Asbestos or Hazardous Substances
5.6.1 If asbestos or hazardous substances in any form are encountered or suspected, ENGINEER will stop its own work in the affected portions of the PROJECT to permit testing and evaluation.

5.6.2 If asbestos is suspected, ENGINEER will, if requested, manage the asbestos remediation activities using a qualified subcontractor at an additional fee and contract terms to be negotiated.

5.6.3 If hazardous substances other than asbestos are suspected, ENGINEER will, if requested, conduct tests to determine the extent of the problem and will perform the necessary studies and recommend the necessary remedial measures at an additional fee and contract terms to be negotiated.

5.6.4 OWNER recognizes that ENGINEER assumes no risk and/or liability for a waste or hazardous waste site originated by other than ENGINEER.

5.7 Contractor Indemnification and Claims
5.7.1 OWNER agrees to include in all construction contracts the provisions of Article 4.3, ENGINEER's Personnel at Construction Site, and provisions providing contractor indemnification of OWNER and ENGINEER for contractor's negligence.

5.7.2 OWNER shall require construction contractor(s) to name OWNER and ENGINEER as additional insureds on the contractor's general liability insurance policy.

5.7.3 OWNER agrees to include the following clause in all contracts with construction contractors, and equipment or materials suppliers:

"Contractors, subcontractors, and equipment and material suppliers on the PROJECT, or their sureties, shall maintain no direct action against ENGINEER, ENGINEER's officers, employees, affiliated corporations, and subcontractors for any claim arising out of, in connection with, or resulting from the engineering services performed. OWNER will be the only beneficiary of any undertaking by ENGINEER."

5.8 OWNER's Insurance
5.8.1 OWNER will maintain property insurance on all pre-existing physical facilities associated in any way with the PROJECT.

5.8.2 OWNER will provide for a waiver of subrogation as to all OWNER-carried property damage insurance, during construction and thereafter, in favor of ENGINEER, ENGINEER's officers, employees, affiliates, and subcontractors.

5.8.3 OWNER will provide (or have the construction contractor(s) provide) a Builders Risk All Risk insurance policy for the full replacement value of all PROJECT work including the value of all onsite OWNER-furnished equipment and/or materials associated with ENGINEER's services. Such policy will include coverage for loss due to defects in materials and workmanship and errors in design, and will provide a waiver of subrogation as to ENGINEER and the construction contractor(s) (or OWNER), and their respective officers, employees, agents, affiliates, and subcontractors. OWNER will provide ENGINEER a copy of such policy.

5.9 Litigation Assistance
The Scope of Services does not include costs of ENGINEER for required or requested assistance to support, prepare, document, bring, defend, or assist in litigation undertaken or defended by OWNER. All such Services required or requested of ENGINEER by OWNER, except for suits or claims between the parties to this AGREEMENT, will be reimbursed as mutually agreed.

5.10 Changes
OWNER may make or approve changes within the general Scope of Services identified in Attachment A. If such changes affect ENGINEER's cost of or time required for performance of the services, an equitable adjustment will be made through an amendment to Attachment B, Compensation. Changes in laws or regulations not known or foreseeable on the date of the Scope of Services identified in Attachment A which have an effect on the cost of ENGINEER'S Services may be the subject of a request for a Change Order hereunder.

ARTICLE 6. GENERAL LEGAL PROVISIONS

6.1 Authorization to Proceed
Execution of a notice to proceed by OWNER will be authorization for ENGINEER to commence the work identified under an individual Project identified under Attachment A and B hereunder.

6.2 Reuse of PROJECT Documents
All reports, drawings, specifications, documents, and other deliverables of ENGINEER, whether in hard copy or in electronic form, are instruments of service for this PROJECT, whether the PROJECT is completed or not. OWNER agrees to indemnify ENGINEER and ENGINEER's officers, employees, subcontractors, and affiliated corporations from all claims, damages, losses, and costs, including, but not limited to, litigation expenses and attorney's fees arising out of or related to the unauthorized reuse, change or alteration of these PROJECT documents.

6.3 Force Majeure
ENGINEER is not responsible for damages or delay in performance caused by acts of God, strikes, lockouts, accidents, or other events beyond the control of ENGINEER. In any such event, ENGINEER'S contract price and schedule shall be equitably adjusted.

6.4 Limitation of Liability
6.4.1 To the maximum extent permitted by law, ENGINEER's liability for OWNER's damages will not, in

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the aggregate, exceed 50% of the payments received by ENGINEER from Owner for each individual Project identified under Attachment A and B hereunder.

6.4.2 This article takes precedence over any conflicting article of this AGREEMENT or any document incorporated into it or referenced by it.

6.4.3 This limitation of liability will apply whether ENGINEER's liability arises under breach of contract or warranty; tort; including negligence; strict liability; statutory liability; or any other cause of action, and shall include ENGINEER's officers, affiliated corporations, employees, and subcontractors.

6.5 Termination

6.5.1 This AGREEMENT may be terminated for convenience on 30 days' written notice, or for cause if either party fails substantially to perform through no fault of the other and does not commence correction of such nonperformance within 5 days of written notice and diligently complete the correction thereafter.

6.5.2 On termination, ENGINEER will be paid for all authorized services performed up to the termination date plus termination expenses, such as, but not limited to, reassignment of personnel, subcontract termination costs, and related closeout costs.

6.6 Suspension, Delay, or Interruption of Work

OWNER may suspend, delay, or interrupt the Services of ENGINEER for the convenience of OWNER. In such event, ENGINEER's contract price and schedule shall be equitably adjusted.

6.7 No Third-Party Beneficiaries

This AGREEMENT gives no rights or benefits to anyone other than OWNER and ENGINEER and has no third-party beneficiaries.

6.8 Indemnification

6.8.1 ENGINEER agrees to indemnify OWNER for any claims, damages, losses, and costs, including, but not limited to, attorney's fees and litigation costs, arising out of claims by third parties for property damage or bodily injury, including death, to the proportionate extent caused by the negligence or willful misconduct of ENGINEER, ENGINEER's employees, affiliated corporations, and subcontractors in connection with the PROJECT.

6.8.2 OWNER agrees to indemnify ENGINEER from any claims, damages, losses, and costs, including, but not limited to, attorney's fees and litigation costs, arising out of claims by third parties for property damage or bodily injury, including death, to the proportionate extent caused by the negligence or willful misconduct of OWNER, or its employees or contractors in connection with the PROJECT.

6.9 Assignment

This is a bilateral personal Services AGREEMENT. Except for affiliated entities, neither party shall have the power to or will assign any of the duties or rights or any claim arising out of or related to this AGREEMENT, whether arising in tort, contract or otherwise, without the written consent of the other party. Any unauthorized assignment is void and unenforceable. These conditions and the entire AGREEMENT are binding on the heirs, successors, and assigns of the parties hereto.

6.10 Consequential Damages

To the maximum extent permitted by law, ENGINEER and ENGINEER's affiliated corporations, officers, employees, and subcontractors shall not be liable for OWNER's special, indirect, or consequential damages, whether such damages arise out of breach of contract or warranty, tort including negligence, strict or statutory liability, or any other cause of action. In order to protect ENGINEER against indirect liability or third-party proceedings, OWNER will indemnify ENGINEER for any such damages.

6.11 Waiver

OWNER waives all claims against ENGINEER, including those for latent defects, that are not brought within 1 year of substantial completion of the facility designed or final payment to ENGINEER, whichever is earlier.

6.12 Jurisdiction

The substantive law of the state of Delaware shall govern the validity of this AGREEMENT, its interpretation and performance, and any other claims related to it.

6.13 Severability and Survival

6.13.1 If any of the Provisions contained in this AGREEMENT are held for any reason to be invalid, illegal, or unenforceable, the enforceability of the remaining provisions shall not be impaired thereby.

6.13.2 Limitations of liability, indemnities, and other express representations shall survive termination of this AGREEMENT for any cause.

6.14 Materials and Samples

Any items, substances, materials, or samples removed from the PROJECT site for testing, analysis, or other evaluation will be returned to the PROJECT site within 60 days of PROJECT close-out unless agreed to otherwise. OWNER recognizes and agrees that ENGINEER is acting as a bailee and at no time assumes title to said items, substances, materials, or samples.

6.15 Engineer's Deliverables

Engineer's deliverables, including record drawings, are limited to the sealed and signed hard copies. Computer-generated drawing files furnished by ENGINEER are for OWNER or others' convenience. Any conclusions or information derived or obtained from these files will be at user's sole risk.

6.16 Dispute Resolution

The parties will use their best efforts to resolve amicably any dispute, including use of alternative dispute resolution options.

6.17 Ownership of Work Product and Inventions

All of the work product of the ENGINEER in executing this PROJECT shall remain the property of ENGINEER. OWNER shall receive a perpetual, royalty-free, non-transferable, non-exclusive license to use the deliverables for the purpose for which they were intended. Any inventions, patents, copyrights, computer software, or other intellectual property developed during the course of, or as a result of, the PROJECT shall remain the property of the ENGINEER.

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6.18 The parties agree, if the Services include any feasibility report or other reports ("Report"), such Report shall include a disclaimer that includes the following, (i) any such Report is prepared solely and exclusively for the benefit of the OWNER and is not for the benefit of any third party, (ii) ENGINEER relied, in whole or in part, upon data and information provided by the OWNER and/or third parties (iii) ENGINEER has not performed any independent verification of such data and information and makes no warranty, guarantee or representation, whether express or implied, concerning the accuracy, completeness, reliability, timeliness, non-infringement or fitness for any particular purpose with respect to the data, information, statements, processes, methodologies, findings, observations, conclusions or other content in the Report (iv) the Report does not constitute an opinion or recommendation concerning financial investment or legal predictions regarding the Project and (v) the Report may not be distributed to, disclosed in any form to, used by, or relied upon, any other party without the prior written consent of ENGINEER, which consent may be withheld in its sole discretion. OWNER agrees to indemnify ENGINEER and ENGINEER'S officers, employees, subcontractors, and affiliated corporations from all claims, damages, losses, and costs, including, but not limited to, litigation expenses and attorney's fees arising out of or related to the unauthorized disclosure, reuse, change or alteration of such Report.

ARTICLE 7. ATTACHMENTS, SCHEDULES, AND SIGNATURES

This AGREEMENT, including its attachments and schedules, constitutes the entire AGREEMENT, supersedes all prior written or oral understandings, and may only be changed by a written amendment executed by both parties. The following attachments and schedules are hereby made a part of this AGREEMENT:
Attachment A--Scope of Services
Attachment B--Compensation

IN WITNESS WHEREOF, the parties execute below:

For OWNER, New Bastion Development, Inc

dated this 31 day of January, 2012

Signature	[signature]	Signature	
Name (printed)	Elliot Belten	Name	
Title	CEO	Title	

For ENGINEER, CH2M HILL Engineers Inc.

dated this 1st day of ~~January~~ February, 2012

Signature	David Holland	Signature	
Name (printed)	DAVID HOLLAND	Name (printed)	
Title	Vice President	Title	

ATTACHMENT A - SCOPE OF SERVICES

This attachment is to the AGREEMENT between CH2M HILL ENGINEERS, INC., ("ENGINEER"), and New Bastion Development, Inc ("OWNER"), for a PROJECT generally described as:

ARTICLE 1. SCOPE OF SERVICES

ENGINEER agrees to furnish OWNER the following specific services:

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ATTACHMENT B - COMPENSATION

ARTICLE 2. COMPENSATION

Compensation by OWNER to ENGINEER will be as follows:

A. COST REIMBURSABLE-PER DIEM (TIME AND EXPENSE)

For services enumerated in ARTICLE 1, ENGINEER's) Per Diem Rates, plus Direct Expenses, plus a service charge of 10 percent of Direct Expenses and 5 percent of subcontracts and outside services, plus applicable sales, use, value added, business transfer, gross receipts, or other similar taxes.

Initial Per Diem Rates for 2012 are:

Per Diem Rate by Labor Rate Code ($ per hour)

B. BUDGET

A budgetary amount of ________________________________

____

__________________ Dollars ($ ______________
USD),

excluding taxes, is hereby established for services in ARTICLE 1. ENGINEER will make reasonable efforts to complete the work within the budget and will keep OWNER informed of progress toward that end so that the budget or work effort can be adjusted if found necessary.

ENGINEER is not obligated to incur costs beyond the indicated budgets, as may be adjusted, nor is OWNER obligated to pay ENGINEER beyond these limits.

When any budget has been increased, ENGINEER's excess costs expended prior to such increase will be allowable to the same extent as if such costs had been incurred after the approved increase.

C. PER DIEM RATES

Per Diem Rates are those hourly or daily rates charged for work performed on the PROJECT by ENGINEER's employees of the indicated classifications. These rates are subject to annual calendar year adjustments; include all allowances for salary, overheads and fees; but do not include allowances for Direct Expenses subcontracts and outside services.

D. DIRECT EXPENSES

Direct Expenses are those necessary costs and charges incurred for the PROJECT including, but not limited to: (1) the direct costs of transportation, meals and lodging, special OWNER approved PROJECT specific insurance, letters of credit, bonds, and equipment and supplies; (2) ENGINEER's current standard rate charges for direct use of ENGINEER's vehicles, laboratory test and analysis, and certain field equipment; and (3) ENGINEER's standard project charges for computing systems, and special health and safety requirements of OSHA.

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Per Diem Rates – Domestic United States
Architectural/Engineering Design/Construction Management

Labor Rate Code	Job Type Descriptions	Hourly Rate
16,19	Project Assistant/Office Support/Purchasing Assistant 1	$45
15	Designer/Drafter 1 & 2/Purchasing Assistant 2	$50
10,14	Engineer 1/Architect 1/Designer 1/Estimator 1/Controls Specialist 1/ Purchasing Agent 1/Construction Manager 1/Field Superintendent 1/Buyer 1	$60
9,13	Engineer 2/Architect 2/Designer 2/Estimator 2/Controls Specialist 2/ Purchasing Agent 2/Construction Manager 2/Field Superintendent 2/Buyer 2	$68
8,12	Engineer 3/Architect 3/Senior Designer/Estimator 3/Controls Specialist 3/ Purchasing Agent 3/Construction Manager 3/Field Superintendent 3/Buyer 3	$95
7,11	Engineer 4/Architect 4/Senior Designer 1/Estimator 4/Controls Specialist 4/ Procurement Specialist 1/Construction Manager 4/Field Superintendent 4	$110
5,6	Engineer 5/Architect 5/Senior Designer 2/Estimator 5/Controls Specialist 5/Purchasing Procurement Specialist 2/Construction Manager 5/Field Superintendent 5	$118
4	Engineer 6/Architect 6/Estimator 6/Controls Specialist 6/Procurement Specialist 3/ Construction Manager 6/Field Superintendent 6	$130
3	Senior Engineer/Architect/Construction Manager	$150

The above rates include all employees' wages, payroll burdens, overhead, and profit for hours expended by the project staff and all-in-home office expenses.

Project/Departmental/Management Staff (Labor Rate Code 2 and above) and specialized Subject Matter Experts will be billed only when directly involved in project activities at a uniform hourly rate of $200.

The client will be billed only for time actually spent on projects as recorded on each employee's time cards which are open for audit.

Supplementary design personnel will be billed on the same basis as permanent employees.

Where overtime is requested by the client, a mutually agreeable allowance may be made for the direct premium cost for this overtime.

The following expense items are reimbursable to CH2M HILL when directly related to the work:

1. Travel – Actual cost paid by CH2M HILL for work related travel.
2. Lodging and Food – Reasonable living expenses incurred while on assignment or travel away from office. No administration charges will be applied.
3. Outside Services and Special Supplies and Services – Actual cost of outside services contracted by CH2M HILL, special software applications directly applied to the work, and all other major expenditures with Owner's prior approval.

The rates are applicable until December 1, 2012. (New Bastion Development)

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